Exhibit 99.1
PINNACLE ENTERTAINMENT ENTERS INTO
AGREEMENT TO ACQUIRE CINCINNATI’S RIVER DOWNS RACETRACK
LAS VEGAS, November 26, 2010 — Pinnacle Entertainment, Inc. (NYSE: PNK) today announced that it has entered into an agreement to acquire River Downs Racetrack for $45 million, subject to approval from the Ohio State Racing Commission. Located in southeast Cincinnati, Ohio, River Downs is located directly off of Interstate 275 and adjacent to Riverbend Music Center, along the Ohio River. The proposed purchase, which will be funded from cash on hand, includes a total of approximately 155 acres of land, 35 of which are currently undeveloped. The transaction is anticipated to close by the end of the first quarter of 2011.
Anthony Sanfilippo, President and Chief Executive Officer of Pinnacle Entertainment, commented, “The proposed acquisition of River Downs Racetrack is consistent with our strategy to thoughtfully deploy our solid balance sheet for return-focused growth opportunities. The transaction positions Pinnacle to benefit from the possible legalization of video lottery terminals (VLTs) at Ohio’s racetracks and, with the facility’s metropolitan Cincinnati location, we believe River Downs offers an excellent complement to our nearby Belterra Casino Resort in Indiana, while also further diversifying our operating base. River Downs has enjoyed a rich heritage in the heart of the horse racing community in Ohio and along the Kentucky border. We look forward to building on this heritage and enhancing the operations of the facility. If VLTs are allowed in Ohio, Pinnacle will revitalize River Downs as a unique gaming entertainment destination in Cincinnati, which will drive the creation of new full-time jobs while generating new tax revenue for the state and local community. Given our financial liquidity profile and property development experience, we are prepared to move quickly on the creation of a new gaming entertainment facility at the track.”
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates casinos in Louisiana, Missouri, Indiana, and Nevada. In March 2010, Pinnacle opened its newest casino, River City, in south St. Louis County, Missouri. Pinnacle is also developing a casino in Baton Rouge, Louisiana.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the anticipated closing of the purchase of River Downs Racetrack and legalization of video lottery terminals (VLTs) at Ohio Racetracks, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company may experience delays in completing the transaction or fail to complete the transaction due to circumstances beyond its control, including failure to obtain approval of the Ohio Racing Commission; and (b) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s business and financial results, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.
Belterra and River City are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

CONTACT:

Investor Relations	Public Relations
Lewis Fanger	Kerry Andersen
Vice President, Finance & Investor Relations	Director, Community & Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@ldlmail.com
Richard Land, Jim Leahy
Jaffoni & Collins Incorporated
212/835-8500 or pnk@jcir.com

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